Designated Filer:	FEINBERG LARRY N
Issuer & Ticker Symbol:	Hansen Medical, Inc. [HNSN]
Date of Event Requiring Statement: July 27, 2016

Explanation of Responses
(1)	These securities are owned by Oracle Partners, L.P. (“Oracle Partners”).
(2)	These securities are owned by Oracle Ten Fund Master, L.P. (“Oracle Ten Fund”).
(3)	These securities are owned by Oracle Institutional Partners, L.P. (“Institutional Partners,” and, collectively with Oracle Partners and Oracle Ten Fund, the “Oracle Entities”).
(4)	These securities are owned by The Feinberg Family Foundation (the “Foundation”).
(5)	These securities are owned by Oracle Investment Management, Inc. Employees’ Retirement Plan (the “Retirement Plan”).
(6)	These securities are owned by Larry N. Feinberg.
(7)	Oracle Associates, LLC serves as the general partner of Oracle Partners, Oracle Ten Fund and Institutional Partners, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, Oracle Ten Fund and Institutional Partners. Larry N. Feinberg serves as the managing member of Oracle Associates, LLC, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, Oracle Ten Fund and Institutional Partners. Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Oracle Ten Fund and the Retirement Plan, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Oracle Ten Fund and the Retirement Plan. Mr. Feinberg is the trustee of the Foundation and has the sole power to direct the voting and disposition of the shares held by the Foundation and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by the Foundation. The foregoing is not an admission by Mr. Feinberg or Oracle Associates that it is the beneficial owner of the shares referenced herein and each disclaims beneficial ownership of all such shares except to the extent of his or its pecuniary interest therein.
(8)	Each Reporting Person received cash consideration in the amount of $4.00 per share of common stock of the Issuer that was disposed of pursuant to that certain Agreement and Plan of Merger by and among the Issuer, Auris Surgical Robotics, Inc., a Delaware corporation, and Pineco Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Pineco Acquisition Corp., dated as of April 19, 2016.